SHARE PURCHASE AGREEMENT

         SHARE PURCHASE AGREEMENT (this "Agreement") dated January 11, 1996 between CHRYSLER CORPORATION, a Delaware corporation ("Chrysler" or the "Seller") and TEAM RENTAL GROUP, INC., a Delaware corporation (the "Buyer"), (collectively the "Parties"), for the stock of VPSI, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the Company is engaged in vanpooling and related administrative services and certain long-term leasing operations in various locations in the United States; and

         WHEREAS, Seller owns all of the outstanding capital stock, consisting of 50 shares of common stock, par value $100 per share (the "Shares"), of the Company; and

         WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Shares.








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                                                      -2-


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

               Article 1. TRANSFER OF SHARES, PAYMENT AND CLOSING

         1.1. Purchase and Sale of the Shares; Purchase Price. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.4.), Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Shares, for the consideration of U.S. $100 plus any amount by which the Buyer's Debt Payment (as defined below) exceeds the Fleet Debt (as defined below) (the "Purchase Price"). Payment of the Purchase Price shall be made on the Closing Date in the form of a cashier's or certified bank check payable or endorsed to Seller.

         1.2 Payment of Fleet Debt. The "Buyer's Debt Payment" means a payment calculated according to the formula set forth in
Section 1.1 of the Schedule. "Fleet Debt" means the amount of the Company's debt to Chrysler Financial Corporation ("CFC") as of the Closing Date.








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                                                      -3-


         (a) Contemporaneously with the Closing (as defined in Section 1.4), the Buyer shall pay, or shall pay to the Company and then cause the Company to pay, an amount equal to the Buyer's Debt Payment to CFC, in full or partial satisfaction (as the case may be) of the Fleet Debt. Such payment shall be made by wire transfer of immediately available funds to CFC's Treasurer's Account #144-0-29574 at Chemical Bank, New York (ABA #021000128) or, if another account is designated by the Seller at least five Business Days (as defined in Section 7.13) prior to the Closing Date, then to such account.

         (b) In the event that the Fleet Debt is greater than the Buyer's Debt Payment, the Seller will pay the difference to CFC immediately prior to the Closing. It is the intention of Buyer and Seller that Seller's payment of Fleet Debt will take place prior to a change of ownership.

         (c) In the event that the Buyer's Debt Payment is greater than the Fleet Debt, the Buyer will pay the difference to the Seller on the Closing Date as part of the Purchase Price as provided in Section 1.1.

         1.3.  (This section intentionally omitted.)

         1.4. Closing. The closing of the purchase and sale of the Shares and of the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of






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                                                      -4-


Chrysler in Highland Park, Michigan, or at such other place as the Seller and the Buyer may agree, at 10:00 A.M. three Business Days following notification that the Hart-Scott-Rodino waiting period has ended (the "Closing Date"). At the
Closing:

                  1.4.1 Buyer's Deliveries. The Buyer will take the following actions and make the following deliveries:

                  (a) The Buyer will pay the Purchase Price to the Seller.

                  (b) The Buyer will pay, or will pay to the Company and then cause the Company to pay, the Buyer's Debt Payment to CFC.

                  (c) The Buyer will provide confirmation, dated as of the Closing Date, to the Seller that the Company has obtained replacement insurance coverage and surety bonds as provided in Section 5.3.5. of this Agreement.

                  (d) The Buyer will deliver all other documents required to be delivered by the Purchaser pursuant to this Agreement.

                  1.4.2. Seller's Deliveries. The Seller will take the following actions and make the following deliveries:

                  (a) The Seller will deliver a stock certificate representing the Shares being bought by Buyer from Seller under






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                                                      -5-


this Agreement, accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of the Company.

                  (b) The Seller will pay to CFC the amount, if any, by which the Fleet Debt is greater than the Buyer's Debt Payment, as provided in Section 1.2(b).

                  (c) The Seller will deliver a document which releases CFC's liens on vehicles owned by the Company; provided, however, that the Buyer shall bear all costs associated with reissuing the titles of the Company's vehicles to remove the reference to CFC's lien.

                  (d) The Seller will deliver all other documents required to be delivered by the Seller pursuant to this Agreement.

                    Article 2. REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows, with such exceptions as are set forth in the Schedule:

                  2.1.1. Organization, Power, etc., of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all






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                                                      -6-


requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                  2.1.2. Validity and Effect of Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and effectively authorized by all requisite corporate action and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

                  2.1.3. Ownership and Delivery of Shares. The Shares are owned, of record and beneficially, by Seller, free and clear of any and all pledges, security interests, liens, charges, and calls, and at the Closing, Seller shall transfer valid title to the Shares to Buyer, free and clear of any and all pledges, security interests, liens, charges and calls. Subject to Section 2.1.4.(b), there are no outstanding options, warrants, calls, subscriptions, agreements or commitments of any character affecting the Shares, except as set forth in this Agreement, the Articles and By-Laws of the Company and such restrictions imposed by applicable federal, state and local laws, rules and regulations.

                  2.1.4. No Conflicts, Consents, etc. The execution, delivery and performance of this Agreement by the Seller will not:






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                                                      -7-


                  (a) result in any conflict with or result in any violation of any statute, law, regulation, judgment, order or decree by which the Seller or the Company or any of their respective properties or assets are bound;

                  (b) except as set forth in Section 2.1.4. of the Schedule, conflict with or result in any breach or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company under (i) any provision of the Articles or Certificate of Incorporation or By-Laws of the Company or the Seller, or (ii) any Material Contract (as defined in Section 2.1.9. of this Agreement hereof) to which the Company is a party or by which the Company or any of its properties or assets are bound; and

                  (c) except as set forth in Section 2.1.4. of the Schedule, no consent, approval or authorization of or filing with any governmental authority is required on the part of the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

                  2.1.5.  Employment Agreements and Plans.  Section
2.1.5. of the Schedule lists all agreements, contracts and






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                                                      -8-


commitments of the following types to which the Company is a party and which are applicable to Employees (as defined in Section 3.4. hereof): (a) employment and consulting agreements (including severance and retention agreements) providing for compensation in excess of $50,000 per year (the "Personnel Agreements"), (b) collective bargaining agreements (the "Collective Bargaining Agreements") and
(c) profit sharing, pension, savings, health care, group insurance, layoff, bonus, incentive compensation, stock option, deferred compensation, or other plans, agreements, trusts or funds (the "Plans") for the benefit of Employees.

                  2.1.6. Litigation. Except as set forth in Section 2.1.6. of the Schedule, there is no judicial or administrative action, proceeding or investigation pending or, to the best knowledge of the Seller, threatened, against the Company which (a) questions the validity of this Agreement or any action taken or to be taken by the Seller in connection with this Agreement or
(b) individually and in the aggregate, would reasonably be expected to have a material adverse effect on the business or operations of the Company.

                  2.1.7. No Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Seller with Buyer and its representatives without the intervention of any person as a result of any act of Seller so as to give rise to any valid claim against any of the






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                                                      -9-


Parties for a brokerage commission, finder's fee or other like payment.

                  2.1.8.  Tax Returns and Payments.

                  (a) Except as otherwise set forth in Schedule 2.1.8. or as reserved against in the Closing Statement of Net Assets:

                           (i)  the Company has filed or caused to be filed
all federal and state Returns (as defined in this Section 2.1.8) and all material local Returns relating to all periods ended on or before the date of this Agreement and will file or cause to be filed all federal and state Returns and all material local Returns relating to all periods ended on or before the Closing Date; and

                           (ii)  all federal and state Income Taxes (as
defined in this Section 2.1.8.) and all material local Income Taxes, all state and local sales and use Taxes, and all other federal, state and material local Taxes relating to the business or assets of the Company, in each case required to be shown as due on such Returns, have been or as of the Closing Date will be paid.

                  (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:







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                                                      -10-


                           (i)  "Tax" means any federal, state, local,
foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers' compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto);

                           (ii)  "Income Tax" means any Tax computed in whole
or in part by reference to net income (including all interest and penalties thereon and additions thereto); and

                           (iii) "Return" means any federal, state, local or
foreign Tax return, report, declaration or form required to be filed by the Company.

                  2.1.9. Material Contracts. Section 2.1.9. of the Schedule contains a complete and correct list of all Material
Contracts to which the Company is a party.  The term "Material
Contract" shall mean each contract and agreement with respect to which the annual amount reasonably expected to be received or paid in the future exceeds $50,000.







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                                                      -11-


         2.2. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows, with such exceptions as are set forth in the Schedule:

                  2.2.1. Organization, Power, etc., of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement.

                  2.2.2. Validity and Effect of Agreement. The execution, delivery and performance of this Agreement have been duly and effectively authorized by all requisite corporate action, and such agreement has been duly executed by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

                  2.2.3.  No Conflicts, Consents, etc.

                  The execution, delivery and performance of this Agreement by the Buyer will not:

                  (a) result in any conflict with or result in any violation of statute, law, regulation, judgment, order or decree by which the Buyer or any of its properties or assets are bound;







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                                                      -12-


                  (b) except as set forth in Section 2.2.3. of the Schedule, conflict with or result in any breach or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company under (i) any provision of the Articles or Certificate of Incorporation or By-Laws of the Buyer, or (ii) any contract to which the Buyer is a party or by which the Buyer or any of its properties or assets are bound which is material to its business; and

                  (c) except as set forth on Section 2.2.3. of the Schedule, no consent, approval or authorization of or filing with any governmental authority is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

                  2.2.4. Litigation. There is no judicial or admin istrative action, proceeding or investigation pending or, to the best knowledge of the Buyer, threatened, which (a) questions the validity of this Agreement or any action taken or to be taken by the Buyer in connection with this Agreement or
(b) would reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Buyer.







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                                                      -13-


                  2.2.5. Financial Ability to Consummate Transactions. The Buyer has sufficient funds to enable it to consummate the transactions contemplated in this Agreement, including the payment of the Purchase Price and the Buyer's Debt Payment. The Buyer acknowledges that it will be responsible for providing working capital and all other capital requirements to allow the Company to operate on and after the Closing Date, and the Buyer will have sufficient funds to do so.

                  2.2.6. No Other Representations. Except for the representations and warranties contained in Sections 2.1.1 - 2.1.9 above, the Buyer acknowledges that no representations or warranties have been made by the Seller with respect to the Company, its business or prospects. Without limiting the generality of the foregoing, the Buyer expressly understands that the financial statements of the Company have not been maintained on a basis in accordance with U.S. generally accepted accounting principles, and that any projections or forecasts which may have been provided to it in connection with the negotiation of this Agreement were prepared for the Company's own use and not for the Buyer's reliance and that such projections and forecasts cannot be used as reliable predictors of actual operating results.

                  2.2.7. No Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Buyer with Seller and its representatives without the intervention of any person as a result of any act of






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                                                      -14-


Buyer so as to give rise to any valid claim against any of the Parties for a brokerage commission, finder's fee, or other like payment.

                  2.2.8. Purchase for Investment. The Buyer acknowledges that the Seller has informed the Buyer that the Shares have not been registered under the Securities Act of 1933, as amended, or under any state or foreign securities laws. The Buyer is purchasing the Shares for its own account and not with a view to the distribution of the Shares. The Buyer further acknowledges that the Seller and the Company have provided the Buyer with such access to the books, records, facilities and personnel of the Company as the Buyer has deemed necessary and appropriate in order for the Buyer to investigate to its satisfaction the business, affairs and properties of the Company sufficiently to make an informed investment decision to purchase the Shares and to enter into this Agreement and that it has been afforded the opportunity to ask questions of, and receive answers from representatives of the Company and the Seller concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information necessary to verify the accuracy of the information obtained.

                  2.2.9. Insurance. The Buyer acknowledges and agrees that the Seller has made no representations or warranties and has given no assurances as to the accuracy or adequacy of any historical data, claim history, projections, assumptions or






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                                                      -15-


methodologies (including the report prepared by Alexander and Alexander), regarding the Company's insurance coverage.

                  2.2.10. Cost of Services. The Buyer understands that the intercompany expense allocation of the management and other services currently being provided to the Company by the Seller and its affiliates may not reflect the actual cost of such services nor the cost that the Company will incur after the Closing to obtain such services elsewhere or through other means. The Buyer further understands that the Company has in the past received discounts on certain goods and services offered by third-party vendors to Chrysler and its affiliates (including long distance and local telephone service, office equipment, tire purchases and repair, car wash systems, insurance claims adjusting services and financial, legal, accounting and other professional services) and that such discounts may not be offered or made available following the Closing Date.

                          Article 3. CERTAIN COVENANTS

         3.1. Obligations of the Parties. The Parties shall apply for and diligently prosecute all applications for, and shall use reasonable efforts promptly to obtain, such consents, authorizations and approvals from such governmental authorities as shall be necessary to permit the consummation of the transactions contemplated by this Agreement, and shall use reasonable best efforts to bring about the satisfaction as soon as practicable of






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                                                      -16-


all the conditions contained in Article 5. and to effect the consummation of the transactions contemplated by this Agreement.

         3.2. Conduct of Business. Until and including the Closing Date, except as contemplated by this Agreement or as described in Section 3.2 of the Schedule or as otherwise consented to by the Buyer in writing, such consent not to be unreasonably withheld or delayed, the Seller shall cause the Company to carry on its business in the ordinary course in substantially the same manner in which it previously has been conducted and, to the extent consistent with such business, use reasonable efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it.

         3.3. Access and Information; Public Announcements. Prior to the Closing, the Seller shall give the Buyer and its representatives access at all reasonable times to the properties, books and records of the Company and furnish such additional information and documents, all as the Buyer may reasonably request. All such information and documents obtained by the Buyer shall be subject to the terms of the Confidentiality Agreement, dated May 24, 1995 (the "Confidentiality Agreement"), between the Buyer and the Seller. The Seller and the Buyer shall consult in advance with the other concerning the timing and content of any announcements, press releases and public statements concerning this Agreement and shall not make any such






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                                                      -17-


announcement, release or statement without the other's consent; provided, however, that either Party may make any public statement concerning this Agreement without the other's consent, if, in the opinion of counsel for such party, such statement or announcement is required to comply with applicable law.

         3.4.  Employee Matters; Employee Benefit Plans and
Arrangements.

                  3.4.1. General Obligations. Effective 12:01 a.m. on the day following the Closing Date, the Buyer agrees that the Buyer shall cause the Company to continue the employment of all the employees listed in Section 3.4.1. of the Schedule ("Employees") at the same salary in effect as of the Closing Date and at such fringe, welfare and other benefit levels and otherwise in accordance with such terms and conditions which in the aggregate are substantially comparable to those provided by Buyer to its similarly situated employees. Following the Closing Date, the provisions of Section 3.4.6. will be effective. Each Employee who is a participant in any Seller-sponsored employee benefit plans, pay practices and compensation programs shall cease to be an active participant in such plans, practices and programs effective on the day following the Closing Date.

                  3.4.2. Savings Plans. The Buyer shall cause the Company to establish or provide a successor 401(k) retirement savings plan (the "Buyer's Savings Plan") which satisfies the






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                                                      -18-


requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"). The Buyer's Savings Plan will provide for rollovers in cash (including direct rollovers as described in Section 401(a)(31) of the Code) from Employees who participated in the Chrysler Salaried Employees' Savings Plan (the "Chrysler Savings Plan"). Such rollovers may be effected by Employees after the Closing Date. The Seller shall amend the Chrysler Savings Plan to provide that effective as of the date of a rollover distribution, such Employee shall be fully vested in his or her Chrysler Savings Plan account.

                  3.4.3. Health Care and Group Insurance. Effective 12:01 a.m. the day following the Closing Date, all Employees who participate in health care and group insurance plans sponsored by the Seller or the Company prior to the Closing Date (the "Seller's Welfare Plans") shall be covered by the Buyer's health care and group insurance plans (the "Buyer's Welfare Plans"). Such plans
(i) shall cover all employees of the Company as of the day following the Closing with continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 and subsequent enactments ("COBRA"), and their dependents (if applicable), (ii) shall provide coverage effective as of the Closing, (iii) shall otherwise ensure that there will be no loss of coverage (as such term is used in the COBRA) by any such employee covered by the Seller's Welfare Plans as of the Closing Date or by any such former employee with COBRA continuation






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                                                      -19-


coverage. In the event the Buyer later determines to terminate such successor plan, (i) the Company shall comply with all COBRA notification requirements and shall provide continuation coverage, if required, under COBRA, and (ii) the Buyer and the Company shall indemnify and hold the Seller harmless from and against any and all Damages which the Seller may incur as a result of any failure by the Company to comply with the requirements of COBRA. The Buyer agrees that the Buyer's Welfare Plans shall (i) waive all preexisting health conditions under the Buyer's Welfare Plans, and (ii) credit each Employee with the same service credited to the benefit of such Employee under the Seller's or the Company's Welfare Plans as of the Closing Date.

                  3.4.4. Post-Closing Service. The Buyer shall provide Seller with such records and information with respect to the Employees' post-closing service with the Buyer as the Seller shall reasonably request from time to time.

                  3.4.5. Indemnification. The Buyer shall be solely responsible for, and shall indemnify and hold harmless the Seller pursuant to Article 6 hereof, from and against, all direct and indirect damages, costs, expenses, and other liabilities, including, without limitation, any claims, interest, penalties and attorneys' fees asserted against, resulting to, imposed upon or incurred by the Seller arising from or relating in any way to any claim for wages and benefits or any other liabilities resulting from or relating in any way to the Buyer's performance






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                                                      -20-


of the Buyer's obligations set forth in Sections 3.4.1 (subject to 3.4.6.), 3.4.2, 3.4.3.

                  3.4.6. Seller's Obligations. The Seller will reimburse the Buyer for the cost of separation payments calculated as provided on Exhibit B associated with termination of up to 20% of the Employees during the 90-day period following the Closing. All other costs associated with termination of Employees following the Closing will be borne by the Buyer. The Seller will make available a COBRA coverage election to former employees of the Company whose employment with the Company terminated on or prior to the Closing Date, and dependants of such former employees who are eligible to elect such coverage. The Seller will also make available a COBRA coverage election to dependants of active employees of the Company who are eligible to elect such coverage on or before the Closing Date. Section 3.4.6. of the Schedule sets forth all former employees of the Seller who have elected COBRA coverage or are eligible to elect such coverage on or before the Closing Date.

                  3.5. Corporate Names; Proprietary Rights. Neither the Buyer nor any entity controlled by it shall, after the Closing Date, unless authorized in writing by the owner or licensor, make any use of any software owned by Chrysler or any third party licensed to Chrysler, or of the name "Chrysler" or of any other trade names, trademarks or service marks owned or used, whether






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                                                      -21-


exclusively or jointly, by the Seller or any of its affiliates other than the names "VPSI" and "VPSI, Inc."

         3.6.  Vehicle Insurance; Other Insurance and Surety Bonds.

         (a) Within 15 Business Days following the date of this Agreement, (i) Seller will send or cause to be sent notices of termination of vehicle insurance to each of the Company's customers to whom it has provided a certificate of insurance, and (ii) Buyer will provide the Seller with evidence satisfactory to the Seller that Buyer has replacement insurance for the vehicle and other insurance currently provided by the Company to its customers. Buyer's replacement insurance will be at such limits and contain such terms and conditions as are required by the respective agreements between the Company and its customers, and will be effective on the Closing Date. Buyer will mail replacement certificates to customers of the Company at least 5 Business Days prior to the Closing.

          In the event that the termination of insurance provided by the Seller is not effective prior to the Closing Date with respect to any customer due to the notice requirements contained in any agreement between the Company and such customer, the Buyer's insurance coverage will be primary and the insurance provided by the Seller will be contingent and secondary until such time as termination becomes effective. As provided in Section 6.2.2. (c), the Buyer will indemnify the Seller with






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                                                      -22-


respect to any claim against the Seller or any of its affiliates arising out of any incident, transaction or occurrence involving any of the Company's vehicles after the Closing Date.

         (b) The Buyer understands and agrees that all insurance (including worker's compensation and vehicle insurance) provided by the Seller and Seller's affiliates with respect to the Company and its customers will terminate at 12:01 a.m. the day following the Closing Date (except in situations contemplated by the second paragraph of subsection (a) above). The Seller will cause the Company and its customers to be removed as insured parties under all insurance policies with such termination of coverage to be effective solely as to events occurring from and after 12:01 a.m. on the day immediately following the Closing Date. Buyer shall cause the Company, at its sole expense, to obtain replacement coverage for each of the insurance policies and other insuring agreements with respect to events occurring after the Closing Date, and shall provide evidence thereof to the Seller within 15 Business Days of the date hereof.

                  (c)  With respect to the outstanding surety bonds on
Section 3.6. of the Schedule issued on behalf of or for the account of the Company, the Parties agree as follows:

                           (i)  The Seller shall cause each of the surety
bonds on Section 3.6. of the Schedule to be maintained and continued in full force and effect with respect to events






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                                                      -23-


occurring on or prior to the Closing Date for a period of sixty days from the Closing Date.

                           (ii)  Within sixty (60) days after the Closing,
the Buyer shall cause the Company to replace each of the surety bonds on Section
3.6. of the Schedule. Upon replacement, the Seller shall be entitled to cancel each of such surety bonds. Until so replaced, the Seller will cause each of such surety bonds to be maintained in full force and effect, provided such maintenance does not involve any cost or expense to the Seller and provided that Seller will cancel all surety bonds sixty (60) days after the Closing, whether or not they have been replaced. Any premium refunds arising from such cancellation shall be payable to the Seller. As provided in Section 6.2.2.(c), the Buyer will indemnify the Seller with respect to any claim against the Seller or any of its affiliates under the surety bonds arising out of any incident, transaction or occurrence following the Closing Date.

                  (e) The Parties agree that the resolution and payment of liability claims (and related self-insurance retention amounts or matching deductibles, adjusting fees, required escrow fund deposits, legal fees and expenses) under insurance policies covering events occurring on or prior to the Closing Date shall be the responsibility of Seller.







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                                                      -24-


         3.7. Philadelphia Paratransit Operation. Until recently, the Company was engaged in the provision of transportation services for passengers with special needs in Philadelphia, Pennsylvania (the "Philadelphia Paratransit Operation"). Buyer and Seller agree that all proceeds from the Philadelphia Paratransit Operation, including the sale of its assets, will be paid by the Company to the Seller when received by the Company, whether before or after the Closing. The Seller will be responsible for all costs and expenses associated with the transfer of these assets. At Seller's request, Buyer will furnish reasonably satisfactory evidence of checks, invoices, receipts and other documentation related to the payments contemplated by this Section 3.7.

         3.8. Amendment of Schedule. The Seller will supplement or amend Sections 2.1.4 through 2.1.9 of the Schedule prior to the Closing with respect to (a) any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedule and (b) any errors or omissions in the Schedule based on information or events of which the Seller becomes aware after the date of this Agreement.

         3.9. Intercompany Account. Effective as of the Closing Date, the Company will apply all cash reflected on the Closing Statement of Net Assets (other than petty cash in an amount not to exceed U.S. $20,000) to its intercompany loan with the Seller.

Except as set forth above, the Seller will forgive the intercompany account with the Company effective as of the Closing Date.


         3.10.  Post-Closing Services.

         (a) Following the Closing, the Seller will continue to purchase from the Company the services currently provided to the Seller by the Company for management of approximately 40 vanpool groups for employees of the Seller for a five-year period following the Closing, provided that the Company continues to offer such services at commercially reasonable rates and provided the vanpool groups continue. The current rates at which such services are provided are deemed to be reasonable commercial rates.

         (b) Buyer understands that all services currently performed by the Seller for the Company will terminate the day following the Closing Date. The Seller will provide reasonable assistance to the Buyer for a period of up to 90 days following the Closing to effect an orderly transition.

         3.11. Non-Compete. For a period of five years following the Closing Date neither the Seller nor any of its subsidiaries
(while owned by the Seller) will:

                  (a) establish a separate, for profit, legal entity in the United States, that is organized for the primary purpose of establishing a commuter vanpool service business that includes the provision of vehicles, marketing, maintenance and program administration, in the United States, of the type provided by the Company on the date hereof; provided, however, that the foregoing will not be interpreted or construed so as to prohibit the Seller or any of its subsidiaries from conducting their respective businesses and operations as now conducted or as may be conducted in the future, including, without limitation, the sale or lease of vehicles and fleets of vehicles and the provision of related administrative services, whether or not the Seller or any of its subsidiaries are in direct or indirect competition with Buyer or any of its subsidiaries and affiliates; and provided further, that the foregoing will not prohibit the Seller or any of its subsidiaries from acquiring, merging or combining with any company unless its principal source of revenues is generated from providing services of the type provided by the Company on the date hereof; and provided further, that an acquisition as a result of a foreclosure or similar proceeding in connection with the enforcement of a debt proceeding, is not prohibited by this section;

                  (b) cause or attempt to cause (i) any customer of the Company's business to terminate or materially reduce its vanpool business with Buyer or (ii) any consultant of the Company engaged in the Company's business to resign or sever a relationship with the Company, other than in connection with the enforcement of any contract right that Seller or its subsidiaries may have; or

                  (c) disclose (unless compelled by judicial or administrative process) or use any confidential, proprietary or secret information that is clearly identified as confidential, relating to the Company's vanpool business or any customer of the Company in any manner that would substantially harm the Company.

                  The Parties recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the Parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

                                Article 4. TAXES

         4.1. Tax Sharing. On the Closing Date, all Tax sharing agreements and arrangements, whether formal or informal, between the Company and the Seller shall be terminated, and no additional payments shall at any time be made under those Tax sharing arrangements or agreements.

         4.2.  Payments.

                  4.2.1 The Seller shall pay or cause to be paid (without duplication of amounts otherwise payable, and excluding any interest, penalties and additions to Tax arising from any act or omission after the Closing by the Buyer, if such act or omission was not caused by an act or omission of the Seller):

                  (a) all federal Income Taxes payable with respect to which the Company has filed or is required to file pursuant to Section 4.3.1. hereof a consolidated federal Income Tax Return with the consolidated group of which the Seller is a member (the "Seller's Group"), payable with respect to the Company for all periods ending on or prior to the Closing Date:

                  (b) all state, local and foreign Income Taxes with respect to which the Company has filed or is required to file pursuant to Section 4.3.1. a combined, consolidated or unitary state, local or foreign Income Tax Return with the Seller, payable with respect to the Company for all periods ending on or prior to the Closing Date;

                  (c) all other Taxes for which the Company may be held liable as a member of the Seller's Group pursuant to Treasury Regulation Section 1.1502-6(a) or as a member of any combined, consolidated or unitary group of which the Seller is a member pursuant to any similar provision of any state, local or foreign law with respect to Income Taxes for periods ending on or prior to the Closing Date; and

                  (d) all state, local and foreign Income Taxes with respect to which the Company has filed or is required to file a return pursuant to Section
4.3.2 which relate to the business or assets of the Company for periods ended on or before the Closing Date.

                  4.2.2. The Buyer shall pay or cause to be paid all Taxes payable with respect to the Company that are not described as being the responsibility of the Seller in Section 4.2.1.
above.

         4.3.  Returns.

                  4.3.1. The Seller and the Buyer shall cause the Company, to the extent permitted by law, to join, for all taxable periods ending on or prior to the Closing Date, in (a) the consolidated federal Income Tax Returns of the Seller's group and (b) the combined, consolidated or unitary Returns for state, local and foreign Income Taxes with respect to which the Company (i) filed such a Return for the most recent taxable period for which a Return has been filed prior to the Closing Date and may file such a Return for subsequent taxable periods or (ii) is required to file such a Return. The income, deductions and credits of the Company for periods on or prior to the Closing Date shall be included in the consolidated federal Income Tax Returns of the Seller's Group and in such combined, consolidated and unitary Returns where applicable. The Seller shall file, or cause to be filed, all other Returns relating to the business or assets of the Company required to be filed on or before the Closing Date.

                  4.3.2. The Buyer shall file, or cause to be filed, all Returns relating to the business or assets of the Company, other than those Returns described in Section 4.3.1. above (including any federal Income Tax Return filed by the consolidated group of which the Buyer is a member with respect to any taxable period ending after the Closing Date). The income, deductions and credits of the Company, other than those required to be included in the Returns described in Section 4.3.1., shall be included in the Returns described in the immediately preceding sentence, including (a) items for periods on or prior to the Closing Date with respect to state, local and foreign Income Taxes that are not required to be included in combined, consolidated or unitary

Returns or in Returns required to be filed on or before the Closing Date pursuant to Section 4.3.1. and (b) all items for periods after the Closing Date. Any such Returns for which the Buyer is responsible shall, insofar as they relate to items for periods ended on or prior to the Closing Date and to the extent permitted by applicable Tax law, be on a basis consistent with the last previous such Returns filed in respect of the Company.

                  4.3.3. The Buyer, the Seller and the Company shall cooperate with each other with respect to the preparation and filing of any Return for which the other is responsible pursuant to this Section 4.3.

         4.4. Refunds. Subject to the provisions of this Section 4.4., (a) the Seller shall be entitled to retain, or receive immediate payment from the Company or the Buyer (to the extent received or utilized by the Company or the Buyer) of, any refund or credit with respect to Taxes (including refunds and credits arising by reason of amended Returns filed after the Closing Date), plus any interest received with respect thereto from the applicable taxing authorities, relating to the Company that are described as being the responsibility of the Seller in Section 4.2.1. hereof, and (b) the Buyer or the Company shall be entitled to retain, or receive immediate payment from the Seller (to the extent received or utilized by the Seller) of, any refund or credit with respect to Taxes, plus any interest received with respect thereto from the applicable taxing authorities, relating to the Company that are described as being the responsibility of the Buyer in
Section 4.2.2., provided that the Company shall not elect to carry back any item of loss, deduction or credit from a Return described as being the responsibility of the Buyer in Section 4.3.2. to a Return described as being the responsibility of the Seller in Section 4.3.1. hereof (other than the last sentence thereof) and, notwithstanding any other provision of this Section 4.4, the Seller shall be entitled to retain any refund or credit with respect to Taxes that results from any such item that the Company nevertheless elects to so carry back, and the Buyer or the Company shall be entitled to receive immediate payment from the Seller of any refund or credit with respect to Taxes that results from any such item that the Company was required to so carry back unless such requirement resulted from a carryback election by the Buyer or the Company. The Buyer and the Seller shall cooperate, and the Buyer shall cause the Company to cooperate with the Seller, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 4.4. Such cooperation shall include providing all relevant information available to the Seller or the Buyer (through the Company or otherwise), as the case may be, with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to the Seller or the Buyer, as the Case may be, and in accordance with this provision, any amount received by the Buyer (or the Company) or the Seller, as the case may be, with respect to such claim; and, in the case of the party filing such a claim, consulting with the other party prior to agreeing to any disposition of such claim; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The party that is to enjoy the economic benefit of a refund or credit under the Section 4.4 shall bear the out-of-pocket expenses of the other party reasonably incurred in seeking such refund or credit. If one party is to enjoy the economic benefit of a refund or credit under this Section 4.4, but the refund or credit involves an issue that could have a material adverse effect on the other party, the party that would enjoy the economic benefit shall give notice to the other party of such issue, with respect to which the parties, each at its own expense, shall jointly pursue such issue, and any disagreement between them as to such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism provided in Section 4.8 hereof.

         4.5. Audits. Each of the Buyer and the Seller shall promptly notify the other in writing within ten (10) days from its receipt of notice of (a) any pending or threatened Tax audits or assessments of the Company, as long as any taxable periods ending on or prior to the Closing Date remain open, and (b) any pending or threatened Tax audits or assessments of the Buyer or the Seller, or any of the affiliates thereof, that may affect the tax liabilities of the Company, in each case for taxable periods ending on or prior to the Closing Date. The Seller shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding to the extent relating to Taxes that are described as being the responsibility of the Seller in Section 4.2.1., and to employ counsel of its choice at its expense; provided that the Seller shall give notice to the Buyer with respect to any issue relating to such audit or proceeding that could have a material adverse effect on the Buyer, or the Company, with respect to which issue the Seller and the Buyer, each at its own expense, shall jointly have the right to represent the interests of the Company, and any disagreement between the Seller and the Buyer as to such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism provided in Section 4.8. The Buyer shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding not described in the immediately preceding sentence and to employ counsel of its choice at is expense; provided that the Buyer shall give notice to the Seller with respect to any issue relating to such audit or proceeding that could have a material adverse effect on the Seller or the Company, with respect to which issue the Seller and Buyer, each at his own expense, shall jointly have the right to represent the interest of the Company and any disagreement between the Seller and the Buyer as to such issue shall be resolved pursuant to the Tax Dispute Resolution Mechanism. The Buyer and the Seller shall cooperate, and the Buyer shall cause the Company to cooperate with the Seller, with respect to any Tax audit or administrative or court proceeding relating to Taxes referred to in this Section 4.5. Such cooperation shall include providing all relevant information available to the Seller or the

Buyer (through the Company or otherwise), as the case may be, with respect to any such audit or proceeding and making personnel available at and for reasonable times; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

         4.6. Conduct of Business; Section 338 Election. Notwithstanding any other provision of this Agreement, the Buyer shall be responsible for, and the Seller shall not bear (a) any Taxes that arise due to the failure of the Buyer after the Closing Date, to cause the Company to carry on its business on the Closing Date only in the ordinary course and in substantially the same manner as heretofore conducted and (b) any taxes that relate to an election or deemed election pursuant to Section 338 of the Code or any similar provision under any state or local tax with respect to the purchase and sale of the Shares pursuant to this Agreement.

         The Parties agree to cooperate in good faith considering, within a reasonable period from the Closing Date, the mutual advisability of making an election under section 338(h)(10) of the Internal Revenue Code with respect to the Company.

         4.7. Transaction-Related Taxes. Any Taxes that relate to the purchase and sale of the Shares pursuant to this Agreement
(other than applicable stock transfer Taxes and Income Taxes resulting directly from such sale, which shall be borne by the Seller) shall be borne equally by the Seller and the Buyer.

         4.8. Tax Dispute Resolution Mechanism. Wherever in this Article VIII it shall be provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism," such dispute shall be resolved as follows: (a) the parties will in good faith attempt to negotiate a settlement of the dispute; (b) if the parties are unable to negotiate a resolution of the dispute within thirty
(30) days, the dispute will be submitted for resolution by independent certified public accountants of nationally recognized standing mutually selected by the parties (the "Tax Dispute Accountants"); (c) the parties will present their arguments to the Tax Dispute Accountants within fifteen (15) days after submission of the dispute to the Tax Dispute Accountants; (d) the Tax Dispute Accountants will be requested to resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, within thirty (30) days after the parties have presented their arguments to the Tax Dispute Accountants;
(e) the decision of the Tax Dispute Accountants will be final, conclusive and binding on the parties; (f) any payment to be made as result of the resolution of a dispute shall be made, and any other action to be taken as a result of the resolution of a dispute shall be taken, on or before the later of (i) the date on which such payment or action would otherwise be required or (ii) the third business day following the date on which the dispute is resolved (in the case of a dispute resolved by the Tax Dispute Accountants, such date being the date on which the parties receive written notice from the Tax Dispute Accountants of their resolution); and (g) the reasonable fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne equally by the Seller and the Buyer.

         4.9. Indemnification; Survival of Obligations. From and after the Closing, (i) the Seller shall indemnify the Buyer and the Company and hold each of them harmless from and against any Damages (as defined in Section 6.2.1.) resulting from, arising out of or relating to the failure by the Seller to perform any of its obligations contained in this Article 4, and (ii) the Buyer and the Company shall indemnify the Seller from and against any Damages resulting from, arising out of or relating to the failure by the Buyer or the Company to perform any of their respective obligations contained in this Article
4. The respective indemnification obligations of the Buyer, the Seller and the Company, as the case may be, contained in this Section 4.9 shall be subject to the procedural provisions of Section 6.2.3. hereof. Notwithstanding anything to the contrary contained in this Agreement, the respective covenants and agreements of the Buyer, the Seller and the Company, as the case may be, contained in this Article 4. shall survive the Closing for an indefinite period.

                         Article 5. CONDITIONS PRECEDENT

         5.1. General. The respective obligations of the Seller and the Buyer to consummate the sale and purchase of the Shares and the other transactions to be consummated at the Closing are subject to the fulfillment, on or before the Closing Date, in the case of the Seller, of the conditions set forth in Sections
5.2 and 5.3, and in the case of the Buyer, of the conditions set forth in
Section 5.2 and 5.4, provided that a Party shall be precluded from asserting that a condition hereinafter set forth in this Article 5. has not been satisfied by reason of any matter, fact, failure or circumstance reflected in the Schedule or disclosed in writing to such Party not later than seven Business Days prior to the Closing Date and not objected to by such Party within four Business Days thereafter.

         5.2.  Condition to Obligations of Both Parties.

                  5.2.1. Governmental Action. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act") shall have expired or been terminated. All other requisite governmental approvals and actions necessary to consummate the purchase and sale of the Shares shall have been obtained.

         5.3.  Conditions to Obligations of the Seller.

                  5.3.1. Representations and Warranties and Covenants of the Buyer. The Buyer's representations and warranties in Article 2. shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date. The Buyer shall have duly performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  5.3.2. Litigation. No action, suit or proceeding shall have been commenced between the date of this Agreement and the Closing Date against the Seller or the Buyer, or any of their respective affiliates, which results in, or in the opinion of special counsel to the Seller, presents a reasonable possibility of resulting in, the issuance of an injunction or other equitable remedy prohibiting or materially delaying consummation of the transactions contemplated by this Agreement.

                  5.3.3. Officer's Certificate. The Buyer shall have delivered to the Seller in a certificate, dated the Closing Date and signed by its President or a Vice President, (a) as to fulfillment of the conditions set forth in Section 5.3.1 and (b) certifying that the Buyer has no actual knowledge of any misrepresentation by the Seller under this Agreement.

                  5.3.4  Sufficient Funds.  The Buyer shall have
sufficient funds to enable it to pay the Purchase Price and Buyer's Debt Payment.

         5.4.  Conditions to Obligations of the Buyer.

                  5.4.1. Representations and Warranties and Covenants of the Seller. The Seller's representations and warranties in Article 2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date without giving effect to any amendment of the Schedule pursuant to Section 3.8 (except for amendments to Section 2.1.9 (Material Contracts)). The Buyer will not be obligated to close if the Seller amends any Section of the Schedule other than 2.1.9, but if Buyer does close, Buyer shall have no claim or cause of action against the Seller based upon any matter disclosed pursuant to
Section 3.8. The Seller shall have duly performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  5.4.2. Litigation. No action, suit or proceeding shall have been commenced between the date of this Agreement and the Closing Date against the Seller or the Buyer, or any of their respective affiliates, which results in, or in the opinion of counsel to the Buyer, presents a reasonable possibility of resulting in, the issuance of an injunction or other equitable remedy prohibiting or materially delaying consummation of the transactions contemplated by this Agreement.

                  5.4.3. Officer's Certificate. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by the Company's President or a Vice President, as to the fulfillment of the conditions set forth in Section 5.4.1.

                           Article 6. INDEMNIFICATION

         6.1. Survival of Representations and Warranties. The representations and warranties contained in Articles 2. and 3. of this Agreement shall survive until a date which is 365 days following the date of this Agreement, whereupon they shall expire, except for the provisions of Section 2.1.3, which shall survive until the expiration of the applicable statute of limitations. No claim for indemnification under this Article 6. in respect of such representations and warranties shall be valid unless asserted in writing prior to a date that is 365 days following the date of this Agreement date, such writing to specify in reasonable detail (i) the representation or warranty that is alleged to have been inaccurate or to have been breached and (ii) the basis for such allegation, including, without limitation, the provision of supporting documentation.

         6.2.  Indemnification.

                  6.2.1. By the Seller. From and after the Closing and subject to the notice provisions of Section 6.1, the Seller shall indemnify the Buyer and hold the Buyer harmless on an after-tax basis from and against any and all losses, damages, costs and expenses, including reasonable attorneys' fees (collectively, "Damages"), incurred by the Buyer as a result of (i) any inaccuracy or breach of any representation or warranty on the part of the Seller under this Agreement (except to the extent corrected or disclosed in writing to the Buyer prior to the Closing as provided in Section 5.4.1), (ii) the nonperformance, partial or total, of any covenant or agreement of the Seller contained in this Agreement (except to the extent corrected or disclosed in writing to, and consented to in writing by, the Buyer prior to the Closing), or
(iii) the matters set forth in subsection (g) of this Section 6.2.1.

                  The Buyer's rights to indemnification under this
Article 6. shall be limited as follows:

                  (a) All indemnity payments under this Agreement shall be treated as an adjustment of the Purchase Price, except as may be otherwise required by any applicable taxing authority. The phrase "on an after-tax basis" shall include the concept that the amount of any Damages incurred by the Buyer shall be (i) reduced by an amount equal to the Tax benefits, if any, attributable to such Damages and (ii) increased by an amount equal to the Taxes, if any, attributable to the receipt of any indemnity payment pursuant to the provisions of this Agreement in respect of such Damages, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by the Buyer or any consolidated, combined or unitary group of which it is a member, during any taxable period after the Closing Date.

                  (b) The amount of any Damages incurred by the Buyer shall be reduced by the net amount the Buyer recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other third party liable for such Damages, and the Buyer shall use reasonable efforts to effect any such recovery; provided, however, that nothing herein shall prohibit the Buyer from claiming Damages from the Seller without first proceeding against any other third party, provided that the Seller is subrogated to be Buyer's claim against such third party. There shall be no duplicate payments or indemnities by the Seller.

                  (c) The aggregate amount payable in respect of indemnification under clauses (i) or (ii) of Section 6.2.1. shall not exceed a cap of U.S. $1,500,000; provided, however, that there shall be no limit on Damages with respect to a breach of the representations and warranties contained in Section 2.1.3. or with respect to the indemnity provided in paragraph (g) of this
Section 6.2.1.

                  (d) The indemnity provided in this Section 6.2.1 shall be the sole and exclusive remedy of the Buyer after the Closing to recover damages with respect to this Agreement.

                  (e) If the amount of any limitation pursuant to this Section
6.2.1 is determined after payment by the Seller of any amount otherwise required to be paid pursuant to this Article 6., the Buyer shall repay to the Seller, promptly after such determination, any amount that the Seller would not have had to pay pursuant to this Article 6. had such determination been made at the time of such payment.

                  (f) The Seller shall not have any liability under any provision of this Agreement for any Damages to the extent that any such Damages arise from actions taken by the Buyer after the Closing Date. In no event shall the Seller be liable for unforeseen or consequential damages. The Buyer shall take all reasonable steps to mitigate any Damages upon becoming aware of any event which could reasonably be expected to give rise thereto.

                  (g) The Seller shall indemnify and hold each of the Buyer and the Company harmless, without limitation on time or dollar amounts, on an after-tax basis, from and against any and all Damages incurred by Buyer or Company as a result of (i) any litigation, suit, action, investigation, grievance, arbitration, mediation, proceeding or claim before any court, administrative agency or other governmental authority against the Buyer or the Company or any of their officers, employees or representatives, existing or arising out of any incident, transaction or occurrence with respect to the Company occurring on or prior to the Closing Date, (ii) as provided in Section 4.9., (iii) claims against the Company under the Assignment of Agreement dated November 9, 1995 between the County of Westchester, New York, the Company and Suburban Paratransit Service, Inc., or
(iv) provided that Buyer fulfills its obligations under Section 3.4, claims by any Employee based on the fact that such Employee's coverage under any of the Seller's employee benefit plans terminates on the Closing Date.

                  6.2.2. By the Buyer. After the Closing Date and subject to the notice provisions of Section 6.1, the Buyer shall and shall cause the Company to, indemnify the Seller and hold the Seller harmless on an after-tax basis from and against any Damages incurred by the Seller or any affiliate of the Seller as a result of (i) any inaccuracy or breach of any representation or warranty on the part of the Buyer under this Agreement (except to the extent corrected or disclosed in writing to, and consented to in writing by, the Seller prior to the Closing), (ii) the nonperformance, partial or total, of any covenant or agreement of the Buyer contained in this Agreement (except to the extent corrected or disclosed in writing to, and consented to in writing by, the Seller prior to Closing), (iii) any operations or business conducted, or any action or failure to take action, by the Buyer or the Company after the Closing Date, or
(iv) the matters set forth in subsection (d) of this Section 6.2.2.

                  The Seller's rights to indemnification under this
Article 6. shall be limited as follows:

                  (a) All indemnity payments under this Agreement shall be treated as an adjustment of the Purchase Price, except as may be otherwise required by any applicable taxing authority. The phrase "on an after-tax basis" shall include the concept that the amount of any Damages incurred by the Seller shall be (i) reduced by an amount equal to the Tax benefits, if any, attributable to such Damages and (ii) increased by an amount equal to the Taxes, if any, attributable to the receipt of any indemnity payment pursuant to the provisions hereof in respect of such Damages, but only to the extent that such Tax benefits are actually realized, or such Taxes are actually paid, as the case may be, by the Seller or any consolidated, combined or unitary group of which the Seller is a member.

                  (b) The amount of any Damages incurred by the Seller shall be reduced by the net amount the Seller recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other third party liable for such

Damages, and the Seller shall use reasonable efforts to effect any such recovery; provided, however, that nothing herein shall prohibit the Seller from claiming Damages from the Buyer without first proceeding against any other third party, provided that the Buyer is subrogated to the Seller's claim against such third parties. There shall be no duplicate payments or indemnities by the Buyer.

                  (c) The aggregate amount payable in respect of indemnification for a breach under clauses (i) or (ii) of Section
6.2.2. which results in a failure of the Closing to occur shall be U.S. $4,000,000. The aggregate amount payable in respect of other breaches under clauses (i) or (ii) of Section 6.2.2. shall be U.S. $1,500,000; provided, however, that there shall be no limit on Damages payable by the Buyer with respect to the indemnification set forth in clause (iii) of Section 6.2.2. or
Section 6.2.2.(d), or a breach of the Buyer's obligations under
Section 3.5. or Section 3.6.

                  (d) The Buyer and the Company shall indemnify and hold the Seller and its affiliates harmless, without limitation on time or dollar amounts, on an after-tax basis, from and against any and all Damages incurred by Seller as a result of (i) any litigation, suit, action, investigation, grievance, arbitration, mediation, proceeding or claim before any court, administrative agency or other government authority against the Seller or the Company or any of its officers, employees or representatives, existing or arising out of any incident, transaction or occurrence after the Closing Date, (including, without limitation, as provided in Section 3.6), (ii) as provided in Section 4.9. or (iii) any liability arising under the Worker Adjustment and Retraining Notification Act ("WARN") for any plant closing or mass layoffs, as defined therein, occurring on or after the Closing Date.

                  6.2.3. Indemnification Procedures. A Party entitled to indemnification under this Agreement shall be referred to as an "Indemnitee." A Party obligated to indemnify an Indemnitee under this Agreement shall be referred to as an "Indemnitor." Promptly after receipt by an Indemnitee of notice of any claim or the commencement of any action, or upon discovery of any facts that an Indemnitee believes may give rise to a claim for indemnification from an Indemnitor under this Agreement, such Indemnitee shall, if a claim is to be made against an Indemnitor under this Article 6., notify such Indemnitor in writing in reasonable detail of the claim or the commencement of such action. During the 90-day period following the provision of such notice to the Indemnitor, the Indemnitee shall not take any action or incur any expenses with respect to such claim except to the extent such action is (a) legally required,
(b) reasonably necessary in the operation of the business of the Indemnitee or
(c) approved by the Indemnitor, which approval shall not be unreasonably withheld. If any such claim or action shall be asserted or brought against such Indemnitee, it shall notify such






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                                                      -49-


Indemnitor of such claim or action, and the Indemnitor shall be entitled to participate in the claim or action, to assume the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Article 6. for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense of the claim or action other than reasonable costs of investigation, provided that the Indemnitee shall have the right to employ counsel to represent it if, in the Indemnitee's reasonable judgment, it is advisable for the Indemnitee to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the In demnitee. If the Indemnitor does not elect to assume the defense of such claim or action, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to the claim or action, and shall not settle or compromise any such claim or action without the written consent of the Indemni tor, which consent shall not be unreasonably withheld. The Parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding, including the granting of powers of attorney.

                          Article 7. GENERAL PROVISIONS

         7.1. Modification; Waiver. This Agreement may be modified only by a written instrument executed by each of the Parties.
Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the Party entitled to the benefits thereof.

         7.2. Entire Agreement. This Agreement, the Schedule, the Exhibits and the other agreements and documents specifically referred to in this Agreement that form a part of this Agreement or are marked for identification by the Parties as part of this Agreement, contain the entire understanding of the Parties in respect of the subject matter of this Agreement. This Agreement, the Schedule, the Exhibits and the other agreements and documents specifically referred to in this Agreement contain all the terms, conditions, covenants, undertakings, promises, restrictions and representations and warranties agreed upon by the Parties and supersede all other prior agreements, negotiations, correspon dence, undertakings, communications, memoranda, understandings, representations and warranties, oral or written, between the Parties in respect of the subject matter of this Agreement.

         7.3.  Termination.

                  7.3.1. Termination by the Parties. This Agreement may be terminated:

                           (a) at any time prior to the Closing Date by
mutual consent of the Buyer and the Seller,

                           (b)  by either the Buyer or the Seller, if the
Closing shall not have taken place on or before February 16, 1996, or such later date as the Parties may have agreed to in writing, provided that the nonoccurrence of the Closing is not attributable to a material breach of any representation or warranty by, or failure to materially perform any covenant or other undertaking on the part of, the Party seeking termination, or

                           (c)  by either the Buyer or the Seller, if there
has been a material default, misrepresentation or breach on the part of the other Party in its representations and warranties set forth in Article 2 (without giving effect to any amendment of the Schedule pursuant to Section 3.8, except for amendments to Section 2.1.9 (Material Contracts)), the due and timely performance of any of its covenants and agreements in Article 1, Article 3 or
Article 4 and such default, misrepresentation or breach cannot be cured by the Closing Date and has not been waived, or any failure to meet of the conditions precedent to Closing set forth in Section 5.3. or 5.4. hereof.

                  7.3.2. Continuing Obligations. If this Agreement is terminated pursuant to Section 7.3.1, the obligations of the Parties under this Agreement shall terminate, except that the representations and warranties and the obligations set forth in the Confidentiality Agreement and Sections 2.6 and 3.4 (Brokers), and 7.4 (Expenses) hereof shall survive, provided that, if this Agreement is terminated by one Party because one or more of the conditions to such Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with any provision of this Agreement, the terminating Party's right to pursue all legal remedies for breach of contract and damages shall also survive such termination unimpaired, subject to the provisions of this Agreement.

         7.4 Expenses. Whether or not the transactions contemplated in this Agreement shall be consummated, each Party shall pay its own expenses incident to the preparation and performance of this Agreement.

         7.5. Further Actions. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated by this Agreement.

         7.6. Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing Date, the Buyer shall, upon the request and at the expense of the Seller, permit the Seller and its representatives full access at all reasonable times to the books and records of the Seller which shall have been transferred to the Buyer to the extent that such access is reasonably required by the Seller in connection with (a) the preparation of any required Returns or financial reports or (b) any claim, litigation, audit or investigation or any other proper purpose arising out of the Seller's ownership of the Shares prior to the Closing, provided that the foregoing shall be done in a manner so as not to unreasonably interfere with the conduct of the business of the Buyer. The Buyer shall not dispose of such books and records during the seven-year period beginning with the Closing Date without first giving 60 days' prior written notice to the Seller offering to surrender the same to the Seller at the Seller's expense. The Buyer shall have the same rights, and the Seller the same obligations, as are set forth in this Section
7.6 with respect to any books and records of the Seller pertaining to the Company, copies of which are retained by the Seller.

         7.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, first-class postage paid, return receipt requested, or any other delivery service with proof of delivery;

                  if to the Seller:

                  Chrysler Corporation
                  1000 Chrysler Drive
                  Auburn Hills, Michigan 48326-2766

                  Attention:  Secretary
                  with a copy to: Assistant Treasurer, Mergers, Acquisitions and Divestitures


                  if to the Buyer:

                  Team Rental Group, Inc.
                  125 Basin Street
                  Suite 210
                  Daytona Beach, FL 32114

                  Attention:  Chairman

                  with a copy to:

or to such other address or to such other person as either Party shall have last designated by notice to the other Party.

         7.8. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by either Party without the prior written consent of the other Party.

         7.9. No Third Party Beneficiaries. Except as otherwise provided in this Agreement, nothing in this Agreement shall confer any rights upon any person or entity which is not a Party or a successor or permitted assignee of a Party to this Agreement.

         7.10. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other provisions to this Agreement shall be deemed valid and enforceable to the fullest extent possible.

         7.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

         7.12. Headings; Table of Contents. The article and section headings of this Agreement and the table of contents at the forepart of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

         7.13. Business Day. "Business Day" shall mean any day which is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

         7.14. Best Knowledge of the Seller. All references to "the best knowledge of the Seller" or "to the best of Seller's knowledge" refer to the actual knowledge, after due inquiry, of the President and Chief Executive Officer, Vice President - Field Operations, Controller-Treasurer and Director-Field Operations of the Company.

         7.15. Defined Terms. The definitions provided in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.

         7.16. Governing Law and Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Michigan applicable to agreements made and to be performed wholly within such jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of any U.S. Federal court located in Michigan or Michigan state court in any action or proceeding arising out of or relating to this Agreement.




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

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CHRYSLER CORPORATION



By /s/
  ____________________________
  Name:
  Title:Assistant Treasurer


TEAM RENTAL GROUP, INC.



By/s/
  ____________________________
  Name:  Sanford Miller
  Title: Chairman and CEO